Exhibit 3.255

ARTICLES OF INCORPORATION

OF

BURLINGTON COAT FACTORY REALTY OF COLISEUM, INC.

The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the Commonwealth of Virginia, do hereby set forth as follows:

FIRST. The name of the corporation is Burlington Coat Factory Realty of Coliseum, Inc.

SECOND. The location of the registered office in this State is in the City of Manassas, State of Virginia.

THIRD. The name and address of the registered agent in this State is Steve Markman, 13665 Independence Drive, Manassas, Virginia. The address of the registered office and that of the registered agent are identical and the registered office is located in the City of Manassas. The registered agent, whose business office is the same as the registered office of the corporation, is a resident of the State of Virginia and is a member of the Virginia State Bar.

FOURTH. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Virginia.

FIFTH. The corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
Common	1,000	$1.00

SIXTH. The initial Board of Directors, to hold office until the first annual meeting of the shareholders or until successors are elected and qualify, shall consist of three (3); the names and addresses of the directors constituting the initial Board are as follows:

Name	Address
Monroe Milstein	1830 Route 130, Burlington, NJ 08016

Stephen E. Milstein	1830 Route 130, Burlington, NJ 08016

Andrew Milstein	1830 Route 130, Burlington, NJ 08016

SEVENTH. The personal liability of the directors to the corporation or its shareholders for monetary damages is hereby eliminated to the fullest extent permitted by Section 13.1-692.1 of the Virginia Stock Corporation Act.

EIGHTH. The name and address of the incorporator is as follows:

Name	Address
Michael A. Barr	10 Bank Street White Plains, New York

NINTH. The period of duration of the corporation shall be perpetual.

In Witness Whereof, the undersigned hereby executes this document this twenty-fourth day of May, 2001.

/s/ Michael A. Barr
Incorporator

COMMONWEALTH OF VIRGINIA

STATE OF CORPORATION COMMISSION

May 29, 2001

The State Corporation Commission has found the accompanying articles submitted on behalf of Burlington Coat Factory Realty of Coliseum, Inc. to comply with the requirements of law, and confirms payment of all required fees.

Therefore, it is Ordered that this Certificate of Incorporation be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective May 29, 2001.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

State Corporation Commission

/s/ T.V. Morrison, Commissioner

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